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Exhibit 3.5

AMENDED AND RESTATED ARTICLES
OF INCORPORATION
OF
GRAPHIC PACKAGING HOLDINGS, INC.

        Pursuant to the provisions of the Colorado Business Corporation Act (the "Act"), the undersigned corporation adopts the following amended and restated Articles of Incorporation. These articles supersede the original Articles of Incorporation and all amendments thereto.

FIRST:	The name of the corporation is Graphic Packaging Holdings, Inc.
SECOND:
The following amended and restated Articles of Incorporation were adopted on August 8, 2003. The amended and restated Articles of Incorporation were adopted by a vote of the shareholders. The number of shares voted for the amended and restated Articles of Incorporation was sufficient for approval.
THIRD:	The Articles of Incorporation shall be amended to read in their entirety as follows:

ARTICLE I

NAME

        The name of the corporation is GPI Holding, Inc.

ARTICLE II

CAPITAL; SHAREHOLDERS

        2.1    Authorized Capital.    The corporation is authorized to issue one class of stock to be designated "Common Stock." The total number of shares of Common Stock which the Corporation is authorized to issue is eight thousand, five hundred (8,500), each having a par value of one hundred dollars ($100).

        2.2    Voting of Shares.    Except as otherwise provided for by law, each shareholder of record entitled to vote shall have one vote for each share of stock standing in the shareholder's name on the books of the Corporation, except that in the election of directors each shareholder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

ARTICLE III

PREEMPTIVE RIGHTS

        No shareholder of the Corporation shall have any preemptive or similar right to acquire or subscribe for any additional unissued or treasury shares of stock, or other securities of any class, or rights, warrants or options to purchase stock or scrip, or securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

ARTICLE V

BOARD OF DIRECTORS

        The corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a board of directors.

ARTICLE V

LIMITATION ON LIABILITY

        To the fullest extent permitted by the Act, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director to the Corporation or to its shareholders for monetary damages otherwise existing for (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7-108-403 of the Act relating to any unlawful distribution; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Act as so amended. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE VI

INDEMNIFICATION

        The corporation shall indemnify officers, directors, employees or agents to the extent provided in the bylaws.

ARTICLE VII

OFFICES

        7.1    Principal Office.    The address of the corporation's principal office is 814 Livingston Court, Marietta, Georgia 30067.

The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are: Heather L. Biaggne, Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, CO 80203.

        IN WITNESS WHEREOF, Graphic Packaging Holdings, Inc. has caused these Amended and Restated Articles of Incorporation to be duly executed as of the 8th day of August, 2003.

GRAPHIC PACKAGING HOLDINGS, INC.
/s/ JILL B.W. SISSON
Jill B.W. Sisson, Secretary

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  Exhibit 3.5